Exhibit 21.1

Repay Holdings Corporation

List of Subsidiaries

As of December 31, 2019

Entity Name	Jurisdiction of Organization
Hawk Buyer Holdings LLC	Delaware
Hawk Intermediate Holdings LLC	Delaware
Hawk Parent Holdings LLC	Delaware
M & A Ventures, LLC	Georgia
Marlin Acquirer LLC	Delaware
Mesa Acquirer LLC	Delaware
REPAY Canada Solutions ULC	British Columbia (Canada)
Repay Holdings, LLC	Delaware
REPAY International LLC	Delaware
Repay Management Holdco Inc.	Delaware
Repay Management Services LLC	Delaware
Sigma Acquisition LLC	Delaware
TriSource Solutions, L.L.C.	Nevada
Wildcat Acquisition LLC	Delaware